Exhibit 10.3

REVOLVING NOTE

Principal Amount $3,500,000.00	Troy, Michigan

Dated:	October 23, 2024

FOR VALUE RECEIVED, BUCKSHOT TRUCKING LLC, a Wyoming limited liability company ( “Borrower”), promises to pay to the order of PATHWARD, NATIONAL ASSOCIATION (together with its successors and assigns, “Lender"), ON DEMAND, at its offices located at 5480 Corporate Drive, Suite 350, Troy, Michigan 48098 or at such other place as Lender or the person that then holds this Note designates in writing, the principal amount set forth above or such lesser or greater amount as may then be due under the Credit Agreement (as defined below), plus interest, fees and expenses as hereinafter provided. All payments must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to offset, deduction, or counterclaim from the amount due.

This Revolving Note (“Note”) is referred to in and was delivered pursuant to the Credit and Security Agreement (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) as of even date herewith between Borrower and Lender under which Advances, repayment and further Advances may be made from time to time, pursuant to the provisions of the Credit Agreement. Reference is made to the Credit Agreement for additional terms relating to this Note and the security given for this Note. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Credit Agreement.

The outstanding principal balance of this Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate will be a rate which is equal to 2.5% in excess of the Wall Street Journal Prime Rate (the “Effective Rate”). The term “Wall Street Journal Prime Rate” means that rate of interest reported in the Wall Street Journal as the Prime Rate, as such rate may vary from time to time. Interest on this Note will change with each change in the Wall Street Journal Prime Rate so published. If at any time Lender either abandons the use of the Wall Street Journal Prime Rate or the Wall Street Journal Prime Rate is no longer published, then Lender will establish a similar replacement rate in its sole discretion. Notwithstanding the foregoing, at no time will the Effective Rate be less than 8.0% per annum.

Borrower must pay interest on the principal amount which is outstanding each month in arrears commencing on the first day of the month following the funding of the transaction, and continuing on the first day of each month thereafter until the Obligations under the Revolving Loan are fully paid. If the Credit Agreement so provides, interest will also be payable at the same rate on all other sums constituting Obligations under the Revolving Loan. Any payment due on a day that is not a Business Day shall be made on the next Business Day. Payments will be applied in the manner provided in the Credit Agreement. If Borrower at any time pays less than the amount then due, Lender may accept such payment, but the failure to pay the entire amount due is an Event of Default. Upon the occurrence of an Event of Default, Lender will be permitted to charge the Default Rate. The “Default Rate” shall mean the Effective Rate plus 5.00% per annum.

Should Borrower make any payment by mail, the payment must be actually received by Lender before the payment is credited but payment is still subject to the terms set forth in Article 2 of the Credit Agreement. Borrower assumes all risk resulting from non-delivery or delay, in delivery of any payment no matter how the payment is delivered.

If Borrower elects to prepay this Note and/or terminate the Credit Agreement, Borrower may do so, but only upon payment of all the Obligations under the Loans, including the Prepayment Fee set forth in the Agreement.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit Lender may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be credited to the outstanding principal balance of this Note, or if no such amount is outstanding, refunded to Borrower.

Borrower waives any obligation of Lender to present this Note for payment or to give any notice of nonpayment or notice of protest and any other notices of any kind. The liability of the Borrower is absolute and unconditional, without regard to the liability of any other party.

If this Note is signed by two or more parties, the term “Borrower” means each Borrower individually as well as all of the Borrowers together. Each Borrower shall be jointly and severally liable for all amounts due and payable under this Note and for all obligations under the Credit Agreement, as further described in the Credit Agreement.

Borrower agrees that its Electronic Signature affixed to this Note, any of the other Loan Documents, and to any amendment, supplement or other modification to such Loan Documents, or any other document or instrument delivered by Borrower in connection with the Loan Documents or any of the transactions contemplated thereby is intended to authenticate such writing and shall have the same force and effect as if it had been manually signed and physically delivered by such party. Upon request, Borrower agrees to provide a manually executed counterpart of any Loan Document, including, without limitation, this Note, or other applicable document related to the Loan Documents previously executed by Electronic Signature.

In the event it is determined that this Note is governed by Article 3 of the Uniform Commercial Code, Borrower acknowledges and agrees that this Note is an effective, enforceable and valid Transferable Record. A “Transferable Record” means an electronic record that (i) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing, and (ii) Borrower, as the issuer, has agreed is a transferable record.

BORROWER:

BUCKSHOT TRUCKING LLC, a Wyoming limited liability company

By: /s/ Richard A. Murphy
Name: Richard A. Murphy Its: Chief Executive Officer

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